Exhibit 99.1

Visualant Awarded Sixth Patent for its ChromaID™ Technology

Latest patent further strengthens market opportunity for devices using ChromaID scanners and extends the reach of Visualant’s IP

Seattle, WA. – December 18, 2013) Visualant, Inc. (OTCQB: VSUL) – a leading provider of disruptive light-based technologies, announced today that it received its sixth patent on its ChromaID™ technology. The latest patent further validates the Company’s vision to introduce more efficient authentication, identification and diagnostic methods into the marketplace, and comes shortly after Visualant announced its strategic relationship with Intellectual Ventures.

Future devices embedded with ChromaID technology can read and record natural chromatic markers by structuring light onto a substance, through a liquid or gas, or off a surface. Once scanned, the technology captures the reflected light using a simple Photodiode array and creates a unique ChromaID profile. The ChromaID profile can be matched against existing databases to identify, detect, or diagnosis markers invisible to the human eye.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,583,394 and is entitled “Method, Apparatus and Article To Facilitate Distributed Evaluation of Object Using Electromagnetic Energy.”

Ron Erickson, Visualant Founder and CEO, stated, “We rigorously pursue strong protection for our intellectual property. We are very pleased to receive this, our sixth patent.  I want to especially acknowledge our Visualant scientific team led by our CTO, Dr. Richard Mander along with Dr. Tom Furness and Dr. Brian Schowengerdt. We have more patents pending and expect more patents to be issued as we build the intellectual property foundation for Visualant’s business and move into the marketplace with diverse applications of our ChromaID technology. This is a process we are accelerating through our new strategic relationship with Intellectual Ventures.”

About Intellectual Ventures

Founded in 2000, Intellectual Ventures (IV) is the global leader in the business of invention. IV collaborates with leading inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. IV’s mission is to energize and streamline an invention economy that will drive innovation around the world. For more information on IV, go to www.intellectualventures.com.

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s new website at www.visualant.net.

Visualant Investor Contact:

Scott Liolios or Matt Glover

Liolios Group Investor Relations

Email   VSUL@liolios.com

Phone  +1 (949) 574-3860

Visualant Press Contacts:

Hal Bringman

Email   hal@nvpr.com

Desk    +1 (206) 299-0622 ext 801

Mobile +1 (310) 210-8011

Skype   halbringman